EXHIBIT 4.25

                               SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this "AGREEMENT") is made as of this 15 day of February, 2010, 2010 (the "EFFECTIVE DATE") by and between Lantiq Israel Ltd. (the "LESSOR") and Metalink Ltd. (the "LESSEE") (collectively, the "PARTIES").

WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated January 5, 2010, pursuant to which Lessor has assumed all Lessee's rights and obligations under that certain Lease Agreement dated June 6, 2000, by and among Lessee and Yaqum Pituach Ltd. (the "LANDLORD") (as amended from time to time, the "MASTER LEASE") and that certain Management Services Agreement dated June 6, 2000, by and among Landlord and Lessee (the "MANAGEMENT AGREEMENT"), which agreements are attached hereto as EXHIBIT A-1 and EXHIBIT A-2, respectively; and

WHEREAS, the Landlord has agreed to (i) the assignment of the Master Lease to Lessor and the use by Lessor of that certain premises known as a part of parcel 2 in block 8953 located at Yaqum, Israel (the "PROPERTY") and (ii) this Agreement; and

WHEREAS, Lessor desires to sublease the Subleased Premises (as defined below) to Lessee, subject to and in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Parties agree that the Tenants' Protection Law (Consolidated Version), 5732-1972, or any laws, regulations or other provisions which shall replace and/or amend it, shall not apply to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties hereby mutually agree as follows:

1.    SUBLEASE.

      1.1. Subject to the terms and conditions set forth in this Agreement, Lessor hereby subleases to Lessee and Lessee hereby subleases from Lessor an office space located in the Property in accordance with that certain Transition Services Agreement between the Parties dated as of the date hereof (the "SUBLEASED PREMISES" and the "TRANSITION SERVICES AGREEMENT", respectively), for the Term (as defined below).

      1.2. Lessee hereby undertakes to comply, with respect to the Subleased Premises, with all terms, covenants, conditions, liabilities and obligations of Lessor under the Master Lease and the Management Agreement, as if Lessee were the original lessee under the Master Lease and the Management Agreement, MUTATIS MUTANDIS (including, without limitation, any provisions with respect to the purpose and use of the Subleased Premises, alterations, maintenance, evacuation, breach of contract, casualty, indemnity and compliance with laws), except as otherwise expressly set forth herein or in the Transition Services Agreement. In addition and without derogating from the above, as between the Parties, Lessor shall also have all rights of the Landlord as if it were the Landlord and Lessee were the tenant under the Master Lease. Lessor hereby agrees to make reasonable efforts to cause the Landlord to comply with its obligations under the Master Lease with respect to the Subleases Premises.

      1.3. Lessee represents and warrants that it has checked the Subleased Premises and found them suitable for its needs and leases the Subleased Premises on an "as in" basis. Lessee further represents and warrants that it has adequate resources to perform its payment and other obligations under this Agreement. Except as specifically provided herein, Lessor shall have no obligations to Lessee under the Master Lease.


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2.    TERM AND TERMINATION.

      2.1. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the termination or expiration of the Transition Services Agreement (but subject to Section y2.2 below) (the "TERM").

      2.2. Notwithstanding the above, this Agreement shall terminate simultaneously with the termination of Master Lease, in which case Lessee shall have no claims against Lessor and/or the Landlord and shall not be entitled to any compensation in connection therewith.

      2.3. Upon termination of this Agreement, and without derogating from any other provision under the Master Lease, Lessee shall return the Subleased Premises to Lessor vacant and free of any person or object (excluding the fixtures), in good, satisfactory and complete condition, subject to reasonable wear and tear.

3.    RENT AND OTHER PAYMENTS.

      3.1. The consideration for the sublease of the Subleased Premises hereunder, including but not limited to the management fees due under the Management Agreement, taxes, levies and obligatory municipal payments payable with respect to the use of the Subleased Premises and expenses for electricity, water, and drain fees incurred during the Term, is deemed to be fully included in the consideration payable by Lessee under the Transition Services Agreement, which consideration shall be paid in accordance with the terms thereof.

4.    ASSIGNMENT.

      4.1. Lessee may not assign its rights and/or interest in the Subleased Premises and/or this Agreement or any portion hereof, or sublet the Subleased Premises or any portion thereof to any party, without the prior written consent of Lessor and the Landlord.

5.    MISCELLANEOUS.

      5.1. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Master Lease, which is incorporated herein by references and deemed an integral part hereof, constitutes the entire agreement of the Parties with regard to the Subleased Premises and supersedes all prior written and oral agreements and representations. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

      5.2. WAIVER. No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either Party of any terms of conditions hereof.

      5.3. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court located in Tel-Aviv-Jaffa, and each of the Parties hereby submits irrevocably to the jurisdiction of such court.

      5.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties have duly executed this Sublease Agreement on the date first written above.

      LANTIQ ISRAEL LTD.                              METALINK LTD.


By:                                     By:
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Name:                                   Name:
Title:                                  Title:

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